UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 05, 2021

Acushnet Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-37935	45-2644353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Bridge Street	Fairhaven,	Massachusetts	02719
(Address of principal executive offices)			(Zip Code)

(800) 225‑8500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - $0.001 par value per share	GOLF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01 Other Events.

As previously disclosed, on July 3, 2020 (the “First Amendment Effective Date”), Acushnet Company, Acushnet Canada Inc. and Acushnet Europe Ltd, as borrowers, and Acushnet Holdings Corp. and certain other subsidiaries of Acushnet Company, as guarantors, Wells Fargo Bank, National Association and the lenders party thereto amended the credit agreement dated December 23, 2019 (as amended, the “Amended Credit Agreement”). The Amended Credit Agreement, among other things, modified the maximum net average total leverage ratio for each of the fiscal quarters ending after June 30, 2020 and on or before September 30, 2021 (such period of time, the “Covenant Relief Period”). During the Covenant Relief Period, borrowings under the Amended Credit Agreement are subject to increased interest rate margins, the unused revolving commitments are subject to increased fees and certain liens, indebtedness, investments and restricted payments covenant baskets are more restrictive.

On March 5, 2021 (the “Election Date”), Acushnet Company issued a notice exercising its right to an early termination of the Covenant Relief Period pursuant to the Amended Credit Agreement.

Effective as of five business days after the Election Date, Acushnet Company will be required to comply with the previous maximum net average total leverage ratio of 3.50 to 1.00, and the interest rate margins, commitment fee and covenant baskets will revert to the levels in effect prior to the First Amendment Effective Date.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUSHNET HOLDINGS CORP.

By:	/s/ Thomas Pacheco
Name:	Thomas Pacheco
Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Date: March 9, 2021